Exhibit 99.1

EAST RESOURCES ACQUISITION COMPANY RECEIVES EXPECTED NOTICE

FROM NASDAQ REGARDING DELAYED QUARTERLY REPORT

December 1, 2021

BOCA RATON, Fla. – (BUSINESS WIRE) – East Resources Acquisition Company (NASDAQ: ERES) (the “Company”) today announced that, on November 30, 2021, it received a notice (the “Notice”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the NASDAQ.

As previously disclosed in the Form 12b-25 filed on November 16, 2021 by the Company in light of recent guidance, the management of the Company has re-evaluated its application of ASC 480-10-S99-3A to its accounting classification of the redeemable shares of Class A common stock, par value $0.0001 per share (the “Public Shares”), issued as part of the units sold in the Company’s initial public offering on July 27, 2020. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, the Company’s management has determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete the Company’s initial business combination.

Under NASDAQ rules, the Company has 60 calendar days from the date of the Notice, or until January 31, 2022, to submit a plan to regain compliance with the Rule. If NASDAQ accepts the Company’s plan, then NASDAQ may grant an exception of up to 180 calendar days from the due date of the Form 10-Q or until May 23, 2022, to regain compliance. The Company is continuing to review the impacts of the SEC Statement on the Company’s unaudited financial statements for the quarterly period ended September 30, 2021 and is working diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance.

ABOUT EAST RESOURCES ACQUISITION COMPANY

East Resources Acquisition Company, led by Terrence (Terry) M. Pegula, is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy industry in North America.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE East Resources Acquisition Company

CONTACTS

Investor Contact:

Kelly Seward

Email: info@eastresources.com